Exhibit 99.1
Oasis Petroleum Inc. Announces Quarter and Year Ending December 31, 2010 Earnings and Year-over-Year Production Growth of 167%
Houston, Texas — March 8, 2011 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced financial and operational results for the quarter and year ended December 31, 2010.
Highlights include:
•	Grew average daily production to 7,511 barrels of oil equivalent (“Boe”) per day for the fourth quarter of 2010, a 144% increase over the fourth quarter of 2009, and to 5,206 Boe per day for the full year 2010, a 167% increase over the full year 2009.

•	Increased Adjusted EBITDA by 247% to $31.2 million for the fourth quarter of 2010 compared to the fourth quarter of 2009 and by 392% to $82.2 million for the full year 2010 compared to the prior year. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss and net cash provided by operating activities, see “Non-GAAP Financial Measure” below.

•	Grew estimated proved reserves from 13.3 million Boe to 39.8 million Boe.
“Oasis delivered solid operational execution in 2010 and entering 2011,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “We issued approximately $425 million of equity for the Company in June 2010 and another $400 million of debt in February 2011, providing ample funding for our aggressive drilling plan. We plan on directing 90% of our $490 million capital expenditure budget to the drill bit in 2011.”
Operational and Financial Update
Average daily production for the fourth quarter of 2010 was 7,511 Boe per day (99% was produced from Williston Basin properties), an increase of 144% as compared to 3,073 Boe per day in the fourth quarter of 2009. Sequential quarter-over-quarter production growth was 2,004 Boe per day, or 36%. In the fourth quarter of 2010, 95% of the production was from oil. Average daily production for the full year 2010 was 5,206 Boe per day compared to 1,950 Boe per day for 2009. Average daily production by project area is listed in the following table:

	Average daily production (Boepd)
	for the years ended		for the quarters ended
	December 31,		December 31,
	2010	2009	2010	2009
Williston Basin:
West Williston	2,070	999	3,365	1,106
East Nesson	1,643	508	2,295	1,016
Sanish	1,419	366	1,774	792

Total Williston Basin	5,132	1,873	7,435	2,914
Other	74	77	76	159

Total	5,206	1,950	7,511	3,073

Average price per barrel of oil, without realized derivatives, was $73.05 in the fourth quarter of 2010 compared to $65.09 in the fourth quarter of 2009 and $69.60 for the full year 2010 compared to $55.32 for the full year 2009. The average price differential compared to West Texas Intermediate crude oil index prices was 14% in the fourth quarter 2010 compared to 14% in the fourth quarter of 2009 and 13% for the full year 2010 compared to 17% for the full year 2009.
Total revenue for the fourth quarter of 2010 was $49.1 million compared to $17.5 million for the fourth quarter of 2009, an increase of 181%. Sequential quarter-over-quarter revenue growth was $16.2 million, or 49%. Total revenue for the full year 2010 was $128.9 million compared to $37.8 million in 2009.

Lease operating expenses for the fourth quarter of 2010 totaled $5.5 million, or $7.92 per Boe, an 18% decrease per Boe over the fourth quarter of 2009 of $9.60 per Boe. Lease operating expenses for the full year 2010 totaled $14.6 million, or $7.67 per Boe, a 37% decrease per Boe over the full year 2009 of $12.21 per Boe. This year-over-year decrease was due primarily to increases in oil production volume as well as a higher proportion of production sourced from Bakken wells, which have a lower operating cost than the traditional Madison wells.
Production taxes for the fourth quarter of 2010 totaled $5.6 million, or 11.5% of revenue, and for the full year 2010 totaled $13.8 million, or 10.7% of revenue. Production taxes were higher in 2010 compared to 2009, which were 10.1% of revenue, primarily due to a higher proportion of production sourced from North Dakota, which imposes a production tax rate that is higher than other areas of operations at 11.5%.
Depreciation, depletion and amortization for the fourth quarter of 2010 totaled $13.4 million, or $19.46 per Boe, compared to $6.5 million, or $23.10 per Boe, in the fourth quarter of 2009. Depreciation, depletion and amortization for the full year 2010 totaled $37.8 million, or $19.91 per Boe, compared to $16.7 million, or $23.42 per Boe, for the full year 2009.
The Company recorded a non-cash charge related to impairment of oil and gas properties of $12.0 million for the full year 2010 related to unproved property leases that expired during the year.
General and administrative expenses for the fourth quarter of 2010 totaled $7.6 million, or $11.05 per Boe, compared to $5.1 million, or $17.89 per Boe, in the fourth quarter of 2009. General and administrative expenses for the full year 2010 increased to $19.7 million, or $10.39 per Boe, from $9.3 million, or $13.12 per Boe, for the full year 2009. Of this increase, approximately $4.2 million was due to higher advisory, audit, legal, tax, and filing fees primarily related to the IPO and additional costs of being a public entity. In addition, the Company had a non-cash expense of $1.2 million related to the amortization of restricted stock awards granted during 2010, which was the first year the Company had issued restricted stock. The remaining increase was primarily due to higher costs related to employee compensation (including bonuses paid during the first quarter of 2010 and accrued bonuses to be paid in the first quarter of 2011) and contract labor. As of December 31, 2010, Oasis had 62 full-time employees compared to 27 full-time employees as of December 31, 2009.
In March 2010, the Company recorded a $5.2 million stock-based compensation charge associated with Oasis Petroleum Management LLC (“OPM”) granting 1.0 million C Units to certain of our employees. During the fourth quarter of 2010, Oasis recorded an additional $3.5 million in stock-based compensation expense primarily associated with OPM granting discretionary shares of our common stock to certain of our employees who were not C-Unit holders and certain contractors. The combined $8.7 million of stock-based compensation charges were non-cash and non-dilutive to Oasis shareholders.
Prior to its corporate reorganization, the Company was a limited liability company not subject to entity-level income tax. Accordingly, no provision for federal or state corporate income taxes was recorded for the year ended December 31, 2009 as taxable income was allocated directly to its equity holders. In connection with the closing of the IPO, the Company merged into a corporation and became subject to federal and state entity-level taxation. In connection with this corporate reorganization, an initial net deferred tax liability of $29.2 million was established for differences between the tax and book basis of assets and liabilities and a corresponding deferred tax expense was recorded in the Consolidated Statement of Operations. Oasis recorded additional deferred income tax expenses of $6.2 million and $0.2 million in September 2010 and December 2010, respectively, for discrete adjustments related to changes in estimates to the initial deferred tax liability recorded in June 2010. Subsequent to its corporate reorganization, Oasis recorded federal and state income tax expense of $7.4 million on pre-tax income earned in the post-reorganization period from June 17, 2010 (the effective date of the reorganization) to December 31, 2010.
Adjusted EBITDA for the fourth quarter of 2010 was $31.2 million, an increase of $22.2 million, or 247%, over the fourth quarter of 2009 of $9.0 million. Adjusted EBITDA for the full year 2010 was $82.2 million, an increase of $65.5 million, or 392%, over the full year 2009 of $16.7 million.
The Company reported net income of $1.6 million in the fourth quarter of 2010 compared to a net loss of $3.6 million in the fourth quarter of 2009. For the full year 2010, Oasis reported a net loss of $29.7 million, or $0.61 per weighted average diluted share. The third and fourth quarter of 2010 included non-cash increases of $6.2 million and $0.2 million, respectively, to the Company’s estimated deferred tax liability above the initial book and tax differences of $29.2 million recorded at the time of the IPO. The full year 2010 also included a non-cash charge related to the impairment of oil and gas properties of $12.0 million related to unproved property leases that expired during the year.
Capital Expenditures and Liquidity
Oasis’ capital expenditures were $162.3 million for the fourth quarter of 2010 and $345.6 million for the full year 2010. The Company’s capital expenditures for drilling, development, acquisition and undeveloped acreage costs for the four quarters and full year of 2010 are summarized in the following table:

($ in millions)					Full Year
Project Area	1Q 10	2Q 10	3Q 10	4Q 10	2010
West Williston	$11.5	$39.7	$46.2	$143.4	$240.8
East Nesson	15.6	28.5	21.8	7.6	73.5
Sanish	9.2	3.9	6.9	10.9	30.9
Other (Barnett shale)	0.6	(0.5)	(0.1)	0.4	0.4

Total (1)	$36.9	$71.6	$74.8	$162.3	$345.6

(1)	Consolidated capital expenditures reflected in the table above differ from the amounts shown in the statement of cash flows in the Company’s financial statements because amounts reflected in the table include changes in accrued liabilities from the previous reporting period for capital expenditures, while the amounts presented in the statement of cash flows are presented on a cash basis. The capital expenditures amount presented in the statement of cash flows also includes cash paid for other property and equipment as well as cash paid for asset retirement costs.
On December 31, 2010, Oasis had total cash and cash equivalents of $143.5 million and had no outstanding indebtedness under its $120 million borrowing base. On February 2, 2011, the Company issued $400 million of 7.25% senior unsecured notes (the “Notes”). The Notes resulted in net proceeds to the Company of approximately $390 million and will mature on February 1, 2019. After giving effect to the issuance of these Notes, the Company had $533.5 million of cash and $137.5 million available under its revolving credit facility, which was redetermined and adjusted in association with the Notes issuance.
Reserves
The following is a summary of Oasis’ changes in quantities of proved oil and gas reserves for the year ended December 31, 2010:

	Oil (MBbl)	Gas (MMcf)	Total (MBoe)
Balance — December 31, 2009	12,421	5,270	13,299
Revisions of previous estimates	2,235	1,897	2,552
Extensions, discoveries and other additions	22,445	12,172	24,473
Sales of reserves in place	(122)	(5)	(123)
Purchases of reserves in place	1,363	696	1,479
Production	(1,792)	(651)	(1,900)

Balance — December 31, 2010	36,550	19,379	39,780

Proved developed reserves, December 31, 2010	15,650	8,208	17,018
Proved undeveloped reserves, December 31, 2010	20,900	11,171	22,762
In 2010, the Company had a total of 24,473 MBoe of additions. An estimated 8,122 MBoe of extensions and discoveries were associated with new wells, which were producing at December 31, 2010, with approximately 99% of these reserves from wells producing in the Bakken or Three Forks formations. An additional 16,351 MBoe of proved undeveloped reserves were added across all three of the Company’s Williston Basin project areas associated with the Company’s 2010 operated and non-operated drilling program, with 100% of these proved undeveloped reserves in the Bakken or Three Forks formations.

Additionally, Oasis had net positive revisions of 2,552 MBoe in 2010. Approximately 29% of these revisions were due to the increase in oil prices from 2009 to 2010. An estimated 29% of the increase was due to higher working interests in proved wells. The remaining 42% of these revisions were due to other changes, including the estimate of recoverable hydrocarbons from proved wells.
Risk Management
As of March 8, 2011, the Company had the following outstanding commodity derivative contracts, all of which settle monthly:

		Critical Prices ($ / Barrel)						Barrels of	% of Q4 2010
Type	Remaining Term	Sub-Floor		Floor		Ceiling		Oil per Day	Production(1)
Two-Way Collar	10 Months (Mar-Dec 2011)			$60.00		$80.25		448
Two-Way Collar	10 Months (Mar-Dec 2011)			$70.00		$98.85		400
Two-Way Collar	10 Months (Mar-Dec 2011)			$75.00		$92.45		1,200
Two-Way Collar	10 Months (Mar-Dec 2011)			$85.00		$100.07		2,000
Two-Way Collar	10 Months (Mar-Dec 2011)			$90.00		$104.65		1,000
Two-Way Collar	10 Months (Mar-Dec 2011)			$95.00		$117.15		1,000
2011 — Total / Weighted Average Two-Way Collars				$82.65		$100.59		6,048	85%
Three-Way Collar	10 Months (Mar-Dec 2011)	$60.00		$80.00		$94.98		500
Three-Way Collar	10 Months (Mar-Dec 2011)	$70.00		$85.00		$107.80		500
2011 — Total / Weighted Average Three-Way Collars		$65.00		$82.50		$101.39		1,000	14%

2011 — Total Collars								7,048	99%

Two-Way Collar	12 Months (Jan-Dec 2012)			$75.00		$93.00		500
Two-Way Collar	12 Months (Jan-Dec 2012)			$85.00		$102.42		1,000
Two-Way Collar	12 Months (Jan-Dec 2012)			$90.00		$108.45		1,000
2012 — Total / Weighted Average Two-Way Collars			$85.00		$102.95		2,500		35%
Three-Way Collar	12 Months (Jan-Dec 2012)	$60.00		$80.00		$103.25		1,000
Three-Way Collar	12 Months (Jan-Dec 2012)	$65.00		$85.00		$108.08		1,500
Three-Way Collar	12 Months (Jan-Dec 2012)	$70.00		$90.00		$118.30		500
2012 — Total / Weighted Average Three-Way Collars		$64.17		$84.17		$108.18		3,000	42%

2012 — Total Collars								5,500	77%

Two-Way Collar	12 Months (Jan-Dec 2013)			$90.00		$107.20		1,000	14%
Three-Way Collar	12 Months (Jan-Dec 2013)	$70.00		$90.00		$122.45		1,000	14%

2013 — Total Collars								2,000	28%

(1)	Q4 2010 oil production was 7,148 barrels per day.
Recent Developments
Based on inclement winter weather experienced in the Williston Basin, Oasis currently believes that its first and second quarters of 2011 production will be around the low-end of its previously announced guidance ranges of 8,000 to 9,200 Boepd and 9,800 to 11,200 Boepd, respectively. Accordingly, the Company had 18 gross operated wells waiting on completion as of March 1, 2011. Oasis is currently running six operated rigs in the Williston Basin, with five wells drilling in West Williston and one well drilling in East Nesson, and expects to add a seventh operated rig before the end of the first quarter of 2011.
Conference Call Information
The Company will host a conference call on Wednesday, March 9, 2011 at 9:00 a.m. Central Time to discuss its fourth quarter and full year 2010 financial and operational results. Investors, analysts and other interested parties are invited to listen to the conference call via the Company’s website at www.oasispetroleum.com or by dialing (877) 621-0256 (US participants) or (706) 634-0151 (international participants) with the Conference ID of 45935864. A recording of the conference call will be available by dialing (800) 642-1687 (US participants) or (706) 645-9291

(International participants) using the Conference ID of 45935864 beginning at 12:30 p.m. Central Time on the day of the call until Wednesday, March 16, 2011. The conference call will also be available for replay for 30 days at www.oasispetroleum.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.
Contact:
Oasis Petroleum Inc.
Richard Robuck, (281) 404-9600
Director — Investor Relations

Oasis Petroleum Inc. Financial Statements
OASIS PETROLEUM INC.
CONSOLIDATED BALANCE SHEET

	December 31,
(In thousands, except share amounts)	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$143,520	$40,562
Accounts receivable — oil and gas revenues	25,909	9,142
Accounts receivable — joint interest partners	28,596	1,250
Inventory	1,323	1,258
Prepaid expenses	490	134
Advances to joint interest partners	3,595	4,605
Derivative instruments	—	219

Total current assets	203,433	57,170

Property, plant and equipment
Oil and gas properties (successful efforts method)	580,968	243,350
Other property and equipment	1,970	866
Less: accumulated depreciation, depletion, amortization and impairment	(99,255)	(62,643)

Total property, plant and equipment, net	483,683	181,573

Deferred costs and other assets	2,266	810

Total assets	$689,382	$239,553

LIABILITIES AND STOCKHOLDERS’/MEMBERS’ EQUITY
Current liabilities
Accounts payable	$8,198	$1,577
Advances from joint interest partners	3,101	589
Revenues payable and production taxes	6,180	2,563
Accrued liabilities	58,239	18,038
Accrued interest payable	2	144
Derivative instruments	6,543	1,087
Deferred income taxes	2,470	—

Total current liabilities	84,733	23,998

Long-term debt	—	35,000
Asset retirement obligations	7,640	6,511
Derivative instruments	3,943	2,085
Deferred income taxes	40,492	—
Other liabilities	780	109

Total liabilities	137,588	67,703

Commitments and contingencies
Stockholders’/members’ equity
Capital contributions	—	235,000
Common stock, $0.01 par value; 300,000,000 shares authorized; 92,240,345 shares issued and outstanding	920	—
Additional paid-in-capital	643,719	—
Retained deficit/accumulated loss	(92,845)	(63,150)

Total stockholders’/members’ equity	551,794	171,850

Total liabilities and stockholders’/members’ equity	$689,382	$239,553

OASIS PETROLEUM INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2010	2009	2010	2009

Oil and gas revenues	$49,147	$17,457	$128,927	$37,755
Expenses
Lease operating expenses	5,470	2,715	14,582	8,691
Production taxes	5,637	2,056	13,768	3,810
Depreciation, depletion and amortization	13,447	6,532	37,832	16,670
Exploration expenses	261	779	297	1,019
Rig termination	—	—	—	3,000
Impairment of oil and gas properties	158	3,370	11,967	6,233
Gain on sale of properties	—	(1,455)	—	(1,455)
Stock-based compensation expenses	3,543	—	8,743	—
General and administrative expenses	7,638	5,059	19,745	9,342

Total expenses	36,154	19,056	106,934	47,310

Operating income (loss)	12,993	(1,599)	21,993	(9,555)

Other income (expense)
Change in unrealized gain (loss) on derivative instruments	(7,417)	(1,676)	(7,533)	(7,043)
Realized gain (loss) on derivative instruments	(61)	(67)	(120)	2,296
Interest expense	(274)	(311)	(1,357)	(912)
Other income (expense)	202	10	284	5

Total other income (expense)	(7,550)	(2,044)	(8,726)	(5,654)

Income (loss) before income taxes	5,443	(3,643)	13,267	(15,209)
Income tax expense	3,856	—	42,962	—

Net income (loss)	$1,587	$(3,643)	$(29,695)	$(15,209)

Earnings (loss) per share:
Basic and diluted	$0.02		($0.61)

Weighted average shares outstanding:
Basic	92,000		48,395
Diluted	92,170		48,395

OASIS PETROLEUM INC.
SELECTED FINANCIAL AND OPERATIONAL STATS

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Operating results ($ in thousands):
Revenues
Oil	$48,041	$16,817	$124,682	$36,376
Natural gas	1,106	640	4,245	1,379

Total oil and gas revenues	49,147	17,457	128,927	37,755

Production data (units):
Oil (MBbls)	658	258	1,792	658
Natural gas (MMcf)	200	146	651	326
Oil equivalents (MBoe)	691	283	1,900	712
Average daily production (Boe/d)	7,511	3,073	5,206	1,950

Average sales prices:
Oil, without realized derivatives (per Bbl)	$73.05	$65.09	$69.90	$55.32
Oil, with realized derivatives (1) (per Bbl)	72.96	64.83	69.53	58.82
Natural gas (per Mcf)	5.53	4.37	6.52	4.24

Cost and expense (per Boe of production):
Lease operating expenses	$7.92	$9.60	$7.67	$12.21
Production taxes	8.16	7.27	7.25	5.35
Depreciation, depletion and amortization	19.46	23.10	19.91	23.42
General and administrative expenses	11.05	17.89	10.39	13.12
Stock-based compensation expense	5.13	—	4.60	—

(1)	Realized prices include realized gains or losses on cash settlements for commodity derivatives, which were not designated as hedging instruments for accounting purposes.

OASIS PETROLEUM INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended December 31,
($ in thousands)	2010	2009
Cash Flows from Operating Activities:
Net loss	$(29,695)	$(15,209)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	37,832	16,670
Impairment of oil and gas properties	11,967	6,233
Gain on sale of properties	—	(1,455)
Deferred income taxes	42,962	—
Derivative instruments	7,653	4,747
Stock-based compensation expense	9,970	—
Debt discount amortization and other	470	95
Working capital and other changes:
Change in accounts receivable	(44,450)	(6,409)
Change in inventory	(498)	(218)
Change in prepaid expenses	(356)	(40)
Change in other assets	(164)	(667)
Change in accounts payable and accrued liabilities	13,917	2,440
Change in other liabilities	4	(39)

Net cash provided by operating activities	49,612	6,148

Cash flows from investing activities:
Capital expenditures	(226,544)	(47,396)
Acquisition of oil and gas properties	(86,393)	(35,215)
Derivative settlements	(120)	2,296
Advances to joint interest partners	1,010	(2,331)
Advances from joint interest partners	2,512	383
Proceeds from equipment and property sales	—	1,507

Net cash used in investing activities	(309,535)	(80,756)

Cash flows from financing activities:
Proceeds from members’ contributions	—	104,600
Proceeds from sale of common stock	399,669	—
Proceeds from issuance of debt	72,000	22,000
Reduction in debt	(107,000)	(13,000)
Debt issuance costs	(1,788)	—

Net cash provided by financing activities	362,881	113,600

Increase in cash and cash equivalents	102,958	38,992
Cash and cash equivalents:
Beginning of period	40,562	1,570

End of period	$143,520	$40,562

Supplemental cash flow information:
Cash paid for interest	$1,002	$674

Supplemental non-cash transactions:
Change in accrued capital expenditures	$35,181	$4,134
Asset retirement obligations	1,227	2,156

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion and amortization, property impairments, exploration expenses, unrealized derivative gains and losses and non-cash stock-based compensation expense. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.
The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net loss and net cash provided by operating activities, respectively.
Adjusted EBITDA reconciliations

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2010	2009	2010	2009

Adjusted EBITDA reconciliation to Net Income /(Loss):
Net income / (loss)	$1,587	$(3,643)	$(29,695)	$(15,209)
Change in unrealized loss on derivative instruments	7,417	1,676	7,533	7,043
Interest expense	274	311	1,357	912
Depreciation, depletion and amortization	13,447	6,532	37,832	16,670
Impairment to oil and gas properties	158	3,370	11,967	6,233
Exploration expenses	261	779	297	1,019
Stock-based compensation expenses	4,160	—	9,970	—
Income tax expense	3,856	—	42,962	—

Adjusted EBITDA	$31,160	$9,025	$82,223	$16,668

Adjusted EBITDA reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$18,727	$6,629	$49,612	$6,148
Realized gain (loss) on derivative instruments	(61)	(67)	(120)	2,296
Interest expense	274	311	1,357	912
Exploration expenses	261	779	297	1,019
Gain on sale of properties	—	1,455	—	1,455
Debt discount amortization and other	(48)	(24)	(470)	(95)
Changes in working capital	12,007	(58)	31,547	4,933

Adjusted EBITDA	$31,160	$9,025	$82,223	$16,668